Exhibit 10.2

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Independent Contractor Services Agreement is made on 5th of April 2023, by and between Casper H. J. van Eijck located at Oostmaaslaan 71, 3063AN, Rotterdam, (“Independent Contractor” or “Consultant”) and AIM ImmunoTech Inc. located at 2117 SW Highway 484, Ocala, Florida 34473 (“AIM” or “Company”). Company has engaged Independent Contractor to perform certain services in accordance with this Agreement.

AIM ImmunoTech hereby engages the services of Casper H. J. van Eijck as an “Independent Contractor” for AIM ImmunoTech Inc to provide the defined services under the specific terms set forth below:

Services and Scope of Work

Independent Contractor agrees to provide services specifically for outreach in European countries outside the Netherlands, for the purpose of recruiting and assisting other sites to participate in clinical trials evaluating Ampligen for the treatment of pancreatic cancer, In addition, services include the proposed introduction of COVID, Long COVID and Pancreatic Cancer studies into Poland. Independent Contractor also agrees to provide services as an Oncology advisor to AIM ImmunoTech and to make informational and educational presentations and attend related seminars in Europe.

Fee and terms of the consulting agreement

For services rendered under this Agreement, Company shall pay Independent Contractor a monthly retainer based on the declared hours per month at 250 Euro per hours, not to exceed $2,000 ( two thousand U.S. Dollars ) a month within 30 days of receipt of invoice commencing on March 24, 2023. The aggregate fee is not to exceed twenty-four thousand, five hundred U.S. Dollars, ($24,500) after the commencement of the AMP-270 study.

/s/ Peter W. Rodino	4/6/2023
AIM ImmunoTech Inc.	Date

/s/Casper H. J. van Eijck	4/5/2023
Casper H. J. van Eijck	Date